FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 21, 2017	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Reports Dividends, 2016 Financial Results
Advances, MPP Business Lines Grow 4% and 17%, respectively

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "Bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividends will be paid in cash on February 22, 2017.

"FHLBI's advances and Mortgage Purchase Program ("MPP") business lines continue to grow despite the determination a year ago that captive insurers are no longer eligible for FHLB membership," FHLBI President-CEO Cindy Konich noted. "This is a strong testament to the financial health and diversity of our membership base."

Financial Results Summary

FHLBI derives its net income primarily through interest income earned on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. The Bank's net interest income is primarily determined by the spread between the interest earned on assets and the interest cost of consolidated obligations.

FHLBI's net income for the fourth quarter of 2016 was $40 million, an increase of $12 million compared to the same quarter in the prior year, primarily due to net unrealized gains on derivatives and hedging activities. Net interest income after provision for credit losses for the fourth quarter of 2016 was $54 million, an increase of $2 million compared to the same quarter in the prior year. Partially offsetting higher interest income was an increase in interest expense on mandatorily redeemable capital stock ("MRCS"), due to a reclassification of all of FHLBI's captive insurance company members' capital stock to MRCS as a result of the Final Membership Rule issued by the Federal Housing Finance Agency. Effective February 19, 2016, the rule requires Federal Home Loan Banks to terminate the memberships of captive insurance companies by specified dates.

FHLBI's net income for the year ended December 31, 2016 was $113 million, a decrease of $8 million compared to the prior year, primarily due to higher other expenses and lower net proceeds from litigation settlements related to certain private-label mortgage backed securities. Net interest income after provision for credit losses for the year ended December 31, 2016 was $198 million, an increase of $2 million compared to the prior year. Partially offsetting higher interest income was an increase in interest expense on MRCS due to the reclassification of all of the captive insurers' capital stock.

For the year ended December 31, 2016, the Bank allocated $13 million to its Affordable Housing Program ("AHP"), which provides grant funding for housing to low- and moderate-income families in Michigan and Indiana. Full year 2016 AHP allocations will be available for FHLBI members in 2017 to help address their communities' affordable housing needs, including housing construction, rehabilitation and accessibility improvements and homebuyer down-payment assistance. The Bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on MRCS.

Balance Sheet Highlights

Total assets at December 31, 2016 were $53.9 billion, an increase of $3.3 billion, or 7%, from December 31, 2015.

Advances

Advances are secured loans that FHLBI provides to its member institutions. FHLBI's advances outstanding at December 31, 2016 totaled $28.1 billion, a net increase of $1.2 billion, or 4%, from December 31, 2015. Advances to depository members - comprising commercial banks, savings associations and credit unions - increased approximately 7%. Advances to insurance company members increased approximately 4%, despite a decline in advances to captive insurance companies as a result of the Final Membership Rule. Advances to insurance companies, including captives, accounted for approximately 53% of the Bank's advance portfolio at December 31, 2016, while advances to depository institutions accounted for approximately 47%.

Mortgage Loans Held for Portfolio

FHLBI purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments. Mortgage loans held for portfolio at December 31, 2016 totaled $9.5 billion, a net increase of $1.4 billion, or 17%, from December 31, 2015. FHLBI's mortgage loan purchases totaled $3.1 billion for the year ended December 31, 2016, driven by continued strong demand from smaller depository institution members seeking competitive secondary mortgage market access.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations outstanding at December 31, 2016 totaled $50.3 billion, a net increase of $3.2 billion, or 7%, from December 31, 2015. The increase in consolidated obligations supported the Bank's growth in assets. The primary liability for these consolidated obligations rests with FHLBI; additionally, it is jointly and severally liable with each of the other FHLBanks for the payment of the principal and interest on all of the FHLBanks' outstanding consolidated obligations.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of its capital stock as a condition of membership or to support outstanding borrowings. For the year ended December 31, 2016, total capital increased by $50 million primarily as a result of the growth of retained earnings and members' purchases of additional capital stock, partially offset by the reclassification of all of the captive insurers' capital stock to MRCS.

Total regulatory capital consists of capital stock, MRCS and retained earnings. The Bank's regulatory capital-to-assets ratio at December 31, 2016 was 4.7%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the year ended December 31, 2016 will be included in the Bank's Annual Report on Form 10-K, which we intend to file by mid-March.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended December 31,		Year Ended December 31,
Condensed Statements of Income	2016	2015	2016	2015
Net interest income after provision for credit losses	$54	$52	$198	$196
Other income (loss)	13	(2)	6	10
Other expenses	22	19	78	72
Assessments	5	3	13	13
Net income	$40	$28	$113	$121

Condensed Statements of Condition	December 31, 2016	December 31, 2015
Advances	$28,096	$26,909
Mortgage loans held for portfolio, net	9,501	8,146
Cash and short-term investments	4,128	4,932
Other assets (1) (2)	12,182	10,621
Total assets (2)	$53,907	$50,608

Consolidated obligations (2)	$50,269	$47,113
Mandatorily redeemable capital stock	170	14
Other liabilities	1,032	1,095
Total liabilities (2)	51,471	48,222
Capital stock, Class B putable	1,493	1,528
Retained earnings (3)	887	835
Accumulated other comprehensive income	56	23
Total capital	2,436	2,386
Total liabilities and capital (2)	$53,907	$50,608

Total regulatory capital (4)	$2,550	$2,377

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	December 31, 2015 balances reclassified for change in accounting principle related to unamortized concessions on consolidated obligations.

(3)	Includes restricted retained earnings at December 31, 2016 and 2015 of $152 million and $130 million, respectively.

(4)	Consists of total capital less accumulated other comprehensive income plus MRCS.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBI's current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBI undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings banks and CDFIs. For more information about FHLBI, visit www.fhlbi.com.

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